Exhibit 11.1


                  Bell & Howell Operating Company and Subsidiaries
                   Computation of Earnings (Loss) per Common Share
              (Dollars and shares in thousands, except per share data)
                                    (Unaudited)
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                                                Thirteen Weeks          Twenty-six Weeks
                                                     Ended                    Ended
                                             -------------------       -------------------
                                             July 1,     June 29,       July 1,    June 29,
                                               1995        1996           1995       1996
                                             -------     -------        ------     -------
     Net earnings (loss):

     Earnings before extraordinary items      $ 7,017    $ 9,653       $12,509     $17,789

     Extraordinary losses                      (3,219)    (1,088)       (3,219)     (1,088)
                                               ------     ------        ------      ------
     Net earnings                               3,798      8,565         9,290      16,701

     Dividends on preferred stock               5,950      6,452        11,673      12,891
                                               ------     ------        ------      ------
     Net earnings (loss) applicable to
      common stock                            $(2,152)   $ 2,113       $(2,383)    $ 3,810
                                               ======     ======        ======      ======

     Average common shares outstanding          2,954      2,955         2,954       2,955

     Net earnings (loss) per common share:

      Earnings (loss) before extraordinary
       items                                  $   361    $ 1,083       $   283     $ 1,657
      Extraordinary losses                     (1,090)      (368)       (1,090)       (368)
                                               ------     ------        ------      ------
      Net earnings (loss) per common share    $  (729)   $   715       $  (807)    $ 1,289
                                               ======     ======        ======      ======




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